Exhibit 99.1

Press Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 450-6759

MIDWEST BANC HOLDINGS NAMES NEW AUDITOR

Audit Committee Selects PricewaterhouseCoopers LLP as Independent Auditor

MELROSE PARK, IL (April 22, 2005) – Midwest Banc Holdings, Inc. (NASDAQ: MBHI) today announced the appointment of PricewaterhouseCoopers LLP (PwC) to serve as the company’s independent auditor. As previously reported McGladrey & Pullen, LLP, the company’s former auditor, resigned from the Midwest Banc Holdings relationship after the 2004 audit.

Gerald F. Hartley, chairman of the company’s audit committee, said “the board of directors is pleased that PricewaterhouseCoopers will be associated with the audit of our financial statements and the financial reporting process. We have deep respect for the expertise of PwC and their strong background in the banking and financial services industries.” Hartley added, “the audit committee and financial staff of the company are working closely with PwC and our former auditors to ensure a smooth transition.”

Information on MBHI is available on the Internet at www. midwestbanc.com.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

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This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”